Microsoft Contract No.:  0 113 99

                              PROCUREMENT AGREEMENT

THIS PROCUREMENT AGREEMENT (this "Agreement") is made as of the 13th day of January, 1999 by and between Microsoft Corporation, a Washington corporation having its main office and place of business at One Microsoft Way, Redmond, WA 98052-6399 (hereinafter referred to as "MICROSOFT") and Andrea Electronics Corporation, a New York corporation having its main office and place of business at 45 Melville Park Road, Melville, NY 11747 (hereinafter referred to as "ANDREA").

                                    RECITALS

     1. MICROSOFT develops, markets, licenses and supports, among other things, the speech-enabled Encarta Interactive English Learning software products (the "Encarta Interactive English Learning Software Products"), which Encarta Interactive English Learning Software Products will be marketed, distributed and sold in various stockkeeping units for various markets and in various languages (collectively, the "Encarta Interactive English Learning SKUs"). MICROSOFT desires to procure and bundle ANDREA's NC8 microphone headset (each, an "NC8 Headset"; collectively, "NC8 Headsets") with certain Encarta Interactive English Learning SKUs. Further, MICROSOFT desires to obtain from ANDREA upgrade brochures (the "Upgrade Brochures") relating to Andrea headsets that are upgrades from the NC8 Headset and other ANDREA products (the "Andrea Upgrade Products") for inclusion in certain Encarta Interactive English Learning SKUs.

     2. ANDREA develops, markets and sells, among other products, headsets for use with speech-enabled personal computer applications software, including, among others, various models of the NC8 Headset. ANDREA desires to sell NC8 Headsets to MICROSOFT for bundling with Encarta Interactive English Learning SKUs. Further, ANDREA desires to provide to MICROSOFT and MICROSOFT's designated agents the Upgrade Brochures for inclusion in certain Encarta Interactive English Learning SKUs. Further, ANDREA may provide consumer discounts to Encarta Interactive English Learning SKU users upgrading from NC8 Headsets to ANDREA Upgrade Products.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 "Actual Number of Units covered by Purchase Orders" shall have the meaning ascribed thereto in Section 3.8.

     1.2 "Additional Promotional Literature" shall have the meaning ascribed thereto in Section 2.4.

     1.3 "Andrea Upgrade Products" shall have the meaning ascribed thereto in Recital No. 1.

     1.4 "Andrea Names, Marks and Materials" shall have the meaning ascribed thereto in Section 2.2.

     1.5 "Andrea IP Rights" shall mean those intellectual property rights, including copyrights, patents, trade secrets, trademarks, service marks and other proprietary rights owned or otherwise controlled by ANDREA and that are specifically embodied in the NC8 Headsets.

     1.6 "Andrea Upgrade Products" shall have the meaning ascribed thereto in Recital No. 1.

     1.7 "Claim" shall have the meaning ascribed thereto in Section 8.2(a).

     1.8  "Confidential Information" shall have the meaning ascribed thereto in
          Section 7. 1.

     1.9 "Designated Microsoft Subsidiaries and Third Party Subcontractors" shall mean Subsidiaries of Microsoft and other third parties with whom MICROSOFT has contracted to manufacture and distribute Encarta Interactive English Learning Software Products and which Subsidiaries or other third parties MICROSOFT identifies to ANDREA in one or more written notices from time to time during the term of this Agreement.

     1.10 "Encarta Interactive English Learning SKU - NC8 Headset Bundles" means Encarta Interactive English Learning SKUs into which NC8 Headsets have been bundled.

     1.11 "Encarta Interactive English Learning SKUS" shall have the meaning ascribed thereto in Recital No. 1.

     1.12 "Encarta Interactive English Learning Software Products" shall have the meaning ascribed thereto in Recital No. 1.

     1.13 "FOB" shall have the customary and usual commercial meaning of "Free on Board".

     1.14 "Forecast Number of Units covered by Purchase Orders" shall have the meaning ascribed thereto in Section 3.8.

     1.15 "Licensed Activities" shall have the meaning ascribed thereto in
          Section 2.2.

     1.16 "Microsoft IP Rights" shall mean those intellectual property rights, including copyrights, patents, trade secrets, trademarks, service marks and other proprietary rights owned or otherwise controlled by MICROSOFT and that are specifically embodied in the Encarta Interactive English Learning Software Products and the Encarta

          Interactive English Learning SKUs.

     1.17 "NC8 Headset" shall have the meaning ascribed thereto in Recital No.
          1.

     1.18 "NC8 Headset Documentation" shall have the meaning ascribed thereto in
          Section 2.1.

     1.19 "Product Warranty" shall have the meaning ascribed thereto in Section 2.3.

     1.20 "Purchase Order" shall have the meaning ascribed thereto in Section
          3.1.

     1.21 "Subsidiary" of any party shall mean any legal entity, more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, now or hereafter, owned or controlled, directly or indirectly, by that party (but only so long as such conditions exist).

     1.22 "Upgrade Brochures" shall have the meaning ascribed thereto in Recital No. 1.

2.  PROCURED PRODUCT

     2.1 Headsets. ANDREA hereby agrees on the terms set forth herein to sell the NC8 Headset models specified in Schedule 2.1 to this Agreement, together with the related documentation and other materials specified in Schedule 2.1 (the "NC8 Headset Documentation"). The parties agree that Schedule 2.1 may be revised from time to time during the term of this Agreement upon the mutual agreement of the parties.

     2.2 Trade Names, Trade Marks and Copyrighted Materials. ANDREA hereby grants to MICROSOFT and Designated Microsoft Subsidiaries and Third Party Subcontractors, for whose performance and satisfaction of the terms and conditions of this Agreement MICROSOFT shall be liable, a non-transferable, non-exclusive, right and license during the term of this Agreement to use the trade names, trade marks and copyrighted materials of ANDREA identified in Schedule 2.2 attached hereto (the "Andrea Names, Marks and Materials") in connection with (i) the bundling of NC8 Headsets with the Encarta Interactive English Learning SKUs and subsequent marketing, distribution and sale of such bundled products and (ii) the inclusion of the Upgrade Brochures in Encarta Interactive English Learning SKUs that are subsequently marketed, distributed and sold by Microsoft. Such activities as are licensed under this Section 2.2 are referred to as the "Licensed Activities". Microsoft acknowledges and agrees that the only rights transferring from ANDREA to MICROSOFT pursuant to this Agreement are the license rights specifically granted in this Section 2.2. Nothing in this Agreement is intended to transfer title to any Andrea IP Rights or to take away from ANDREA its ownership rights in the Andrea IP Rights.

     2.3 Product Warranty. ANDREA covenants that each and every NC8 Headset delivered to MICROSOFT for the purpose of bundling with Encarta Interactive English Learning SKUs shall be accompanied by and packaged with a copy of the product warranty that ANDREA ordinarily and customarily provides to purchasers of NC8 Headsets and set forth in Schedule 2.3 attached hereto (such product warranty in such form being referred to as the "Product Warranty"). MICROSOFT covenants that each and every NC8 Headset bundled with Encarta Interactive English Learning SKUs shall be bundled as it was received by MICROSOFT in packaging that contains the Product Warranty and any other documentation ANDREA elects to include in such packaging. MICROSOFT shall incur no liability in the event any Encarta Interactive English Learning SKU - NC8 Headset Bundle contains an NC8 Headset that was not packaged by ANDREA with a Product Warranty or other documentation.

     2.4 Promotional Literature. In addition to the printed materials provided by ANDREA to MICROSOFT relating to the NC8 Headsets described in
          Schedule 2.1 and the Upgrade Brochures, ANDREA shall permit MICROSOFT and Designated MICROSOFT Subsidiaries and Third Party Subcontractors to insert additional promotional literature about the NC8 Headsets and ANDREA's other products ("Additional Promotional Literature") into the Encarta Interactive English Learning SKU packaging and mailings made by MICROSOFT to MICROSOFT customers and prospective customers; provided however, that ANDREA shall have the right to review any Additional Promotional Literature reasonably prior to the publication and distribution thereof, and the right to prohibit the use of any Additional Promotional Literature that ANDREA reasonably believes could damage the image or customer appeal of ANDREA or any of ANDREA's products, or that is misleading about the capabilities, use or function of the NC8 Headsets or ANDREA's other products or the customer's rights to the NC8 Headsets or ANDREA's other products.

     2.5 Export. MICROSOFT acknowledges that any export from the United States of NC8 Headsets, and all technical data related thereto, is subject to regulation under United States laws, including, without limitation, the Export Administration Act of 1979 and regulations issued thereunder. MICROSOFT agrees to: (a) comply with applicable export or asset control laws of the United States and regulations applicable to such exports; (b) comply, and take all permissible measures to insure its customers' compliance with, the applicable provisions of said laws and regulations, including, without limitation, record keeping requirements; and (c) refrain from selling or otherwise distributing NC8 Headsets, and all technical data related thereto, in violation of such laws and regulations.

3.   PURCHASE ORDERS, PURCHASE PRICE, PAYMENT, DELIVERY AND PROCUREMENT

          FORECASTS

     3.1 Minimum Amount. Each purchase order for an NC8 Headset model specified in Schedule 2.1 shall be for a minimum of [Confidential Treatment Requested] and shall be set forth in writing and delivered to ANDREA by either electronic or hard copy in the form set forth in
          Schedule 3.1 attached to this Agreement (each a "Purchase Order"; collectively, the "Purchase Orders"). Only procurement personnel of MICROSOFT, its subsidiaries or Microsoft-appointed subcontractors, the identities of whom shall be designated in writing to ANDREA, shall have the authority to issue Purchase Orders under the terms and conditions of this Agreement. MICROSOFT shall have the right to change or cancel any Purchase Order, provided that MICROSOFT notifies ANDREA of the change or cancellation no later than [Confidential Treatment Requested] prior to the order shipment to MICROSOFT by ANDREA, and further provided that if and whenever MICROSOFT changes or cancels any Purchase Order, MICROSOFT shall thereupon pay to ANDREA a stock handling charge equal to [Confidential Treatment Requested] for each NC8 Headset subject to such change or cancellation. Should MICROSOFT choose to change any Purchase Order line item, MICROSOFT shall be required to submit a new Purchase
          Order to ANDREA, indicating which line item(s) are changed. Line item changes shall not affect the remaining items on MICROSOFT's Purchase Order. Should MICROSOFT choose to cancel a Purchase Order, MICROSOFT must provide ANDREA with a written cancellation request.

     3.2 Purchase Price. MICROSOFT shall pay to ANDREA for each delivery of NC8 Headsets purchased by MICROSOFT under this Agreement the total (the "Invoice Total") of: (i) the product of the purchase price set forth in Schedule 3.2 for each NC8 Headset, which such purchase price is quoted FOB shipping point, multiplied by the number of NC8 Headsets in such delivery; (ii) any applicable discounts or surcharges in accordance with Sections 3.3 or 3.5, as the case may be; and (iii) the charges for freight, handling, insurance and taxes related to shipment of such NC8 Headsets to Microsoft's designated manufacturing facility.

     3.3 Discount. Any Purchase Order for [Confidential Treatment Requested] of any NC8 Headset model set forth in Schedule 2.1 shall entitle MICROSOFT to a purchase price discount of [Confidential Treatment Requested] from the purchase price that would otherwise apply to such Purchase Order.

     3.4  [Confidential Treatment Requested].

     3.5 Delivery. All deliveries of NC8 Headsets covered by Purchase Orders received by ANDREA from MICROSOFT, its subsidiaries and its authorized subcontractors under this Agreement shall be made FOB shipping point. Each delivery of the NC8 Headset model covered by a Purchase Order shall be made by the [Confidential Treatment Requested] after receipt by ANDREA of such Purchase Order, provided that the Actual Number of Units covered by Purchase Orders (as defined in
          Section 3.8) for such NC8 Headset model within the month such Purchase Order was received is no more than [Confidential Treatment Requested] of the Forecast Number of Units to be covered by Purchase Orders (as defined in Section 3.8) for such NC8 Headset model for such month. For all units purchased in excess of [Confidential Treatment Requested] of such Forecast Number of Units to be covered by Purchase Orders, delivery shall be made by the [Confidential Treatment Requested] after receipt of such Purchase Order. All deliveries hereunder shall be in bulk form and shall be made to such locations as are specified by MICROSOFT or its Designated
          Subsidiaries and Third Party Subcontractors. Such deliveries shall be at MICROSOFT's expense and through such carriers as MICROSOFT or its Designated Subsidiaries and Third Party Subcontractors shall specify. ANDREA agrees that, if requested by MICROSOFT or its Designated Subsidiaries and Third Party Subcontractors, ANDREA will arrange for such deliveries through such carriers as MICROSOFT or its Designated Subsidiaries and Third Party Subcontractors may approve, and the cost of such deliveries shall be charged to MICROSOFT in accordance with the schedule of delivery and handling charges specified in Schedule 3.2.

     3.6 Title. Title to NC8 Headsets purchased hereunder shall pass to MICROSOFT upon delivery FOB shipping point; provided that ANDREA shall retain a security interest in such goods and the proceeds therefrom until ANDREA receives full payment for such goods, and MICROSOFT agrees to execute any and all instruments required to perfect such security interest.

     3.7 Payment. Payment of the Invoice Total to ANDREA by MICROSOFT in respect of the NC8 Headsets covered by any Purchase Order submitted by MICROSOFT, its subsidiaries or its authorized subcontractors under this Agreement shall be made in the following manner: [Confidential Treatment Requested] . Payment shall be made in U.S. dollars. Any payments made after the due date shall bear interest at a rate of [Confidential Treatment Requested] per month.

     3.8  Procurement Forecasts.

     (a) MICROSOFT shall provide to ANDREA prior to the end of each calendar month during the Term of this Agreement a rolling forecast of the quantities of the NC8 Headset models specified in Schedule 2.1 and Upgrade Brochures for which Microsoft expects to submit Purchase Orders during the three calendar months immediately following such calendar month end; provided, however, that MICROSOFT shall have no obligation to submit Purchase Orders for such quantities, and shall have no obligation to purchase any NC8 Headsets during any calendar month period. Further, nothing shall obligate MICROSOFT to combine Encarta Interactive English Learning Software Products with NC8 Headsets and/or Upgrade Brochures, and nothing shall be construed or intended to prevent or limit MICROSOFT from making or entering into any agreements with other persons, organizations or entities with respect to activities and/or products which are like or similar to those which are the subject of this Agreement.

     (b) For each calendar month during the Term of this Agreement, beginning with March 1999, a comparison shall be made between the actual aggregate number of units covered by Purchase Orders for any NC8 Headset model specified in Schedule 2.1 received during such month (the "Actual Number of Units covered by Purchase Orders") and the aggregate number forecast for that month at the end of the calendar month two months prior to the calendar month for which such comparison is being made (the "Forecast Number of Units to be covered by Purchase Orders"). (For example, the first such comparison to be made would be for March 1999. For each NC8 Headset model specified in
          Schedule 2.1, the Actual Number of Units covered by Purchase Orders for March 1999 would be the actual aggregate number of units covered by Purchase Orders for that NC8 Headset model received during March 1999, and the Forecast Number of Units to be covered by Purchase Orders for March 1999 would be the January 1999 forecast of such number.)

     (c) For each NC8 Headset model specified in Schedule 2.1 for each calendar month during the Term of this Agreement, beginning with March 1999,

          (i) in the event that the Actual Number of Units covered by Purchase Orders is at least [Confidential Treatment Requested] of the Forecast Number of Units to be covered by Purchase Orders, MICROSOFT shall be entitled to a [Confidential Treatment Requested] discount from the undiscounted purchase price set forth in Schedule 3.2 for the units of such NC8 Headset model actually purchased for up to [Confidential Treatment Requested] of the Forecast Number of Units to be covered by Purchase Orders and the purchase price for the units of such NC8 Headset model in excess of [Confidential Treatment Requested] of the Forecast Number of Units shall be such undiscounted purchase price set forth in Schedule 3.2, and

          (ii) in the event that the Actual Number of Units covered by Purchase Orders is below [Confidential Treatment Requested] of the Forecast Number of Units to be covered by Purchase Orders, ANDREA shall be entitled to a [Confidential Treatment Requested] surcharge applied against the original purchase price for the units of such NC8 Headset model actually purchased.

     3.9 Upgrade Brochures. MICROSOFT shall specify to ANDREA at least [Confidential Treatment Requested] in advance the number of Upgrade Brochures that it intends to insert in Encarta Interactive English Learning SKUs during each month during the term of this Agreement. ANDREA shall be responsible for arranging for the printing and delivery of the Upgrade Brochures, and MICROSOFT, its subsidiaries and/or its appointed subcontractors shall be responsible for inserting the Upgrade Brochures in the Encarta Interactive English Learning SKUs, subject to the allocation of expenses set forth in
          Section 4.6.

     3.10 Upgrades Commission. In respect of each sale of an ANDREA Upgrade Product that ANDREA receives and that is tracked by or for ANDREA to an Upgrade Brochure inserted in an Encarta Interactive English Learning SKU, ANDREA shall pay to MICROSOFT a sales commission equal to [Confidential Treatment Requested] of the purchase price received by ANDREA from such sale, which such sales commission shall be paid to MICROSOFT [Confidential Treatment Requested] following the end of the quarter in which ANDREA receives payment for such Andrea Upgrade Product. ANDREA shall maintain effective procedures for the tracking of each Upgrade Product sale. ANDREA agrees to keep all proper records and books of account and all proper entries therein relating to the sale of such Upgrade Products. ANDREA further agrees to provide MICROSOFT and/or MICROSOFT's independent auditors at Microsoft's request and expense, copies of applicable records in order to verify commissions rendered hereunder. If an audit shows that ANDREA has underpaid commissions to MICROSOFT by an amount equal to or greater than [Confidential Treatment Requested] of the commissions owed, ANDREA shall bear all expenses reasonably incurred by MICROSOFT in connection with the audit, provided that the amount of such commissions owed is at least [Confidential Treatment Requested].

4.    PACKAGING, RETURNS, REPLACEMENTS, WARRANTY SERVICE

     4.1 Responsibility. MICROSOFT shall be responsible, at its expense, for packaging (i) into the Encarta Interactive English Learning SKUs, the NC8 Headsets (including the NC8 Headset Documentation) purchased by MICROSOFT hereunder and (ii) into the Encarta Interactive English Learning SKUs, the Upgrade Brochures obtained from ANDREA.

     4.2 Packaging Method. The method of packaging NC8 Headsets into the Encarta Interactive English Learning SKUs shall be reviewed by ANDREA prior to implementation of such method, and any change to such method shall be reviewed by ANDREA prior to implementation of such change. ANDREA shall have the right to prohibit the use of any element of such packaging or procedure comprising such method if ANDREA reasonably believes (i) such element or procedure could damage the NC8 Headsets, the image or customer appeal of ANDREA or the NC8 Headsets', or ANDREA's rights in the technology comprising the NC8 Headsets or the ANDREA Names, Marks and Materials, or (ii) such element is misleading about the capabilities, use or function of the NC8 Headsets.

     4.3 Product Warranty. All Encarta Interactive English Learning SKUs containing NC8 Headsets distributed by MICROSOFT shall include all written documentation with which NC8 Headsets are individually packaged. It shall be ANDREA's responsibility to include a written copy of the Product Warranty in such documentation.

     4.4 Not A Sale. Subject to Section 2.4, none of the information or promotional materials concerning the NC8 Headsets or Andrea's other products created solely by MICROSOFT or Designated MICROSOFT Subsidiaries and Third Party Subcontractors shall state or imply that the intellectual property of ANDREA comprising the NC8 Headsets or Andrea's other products is being sold outright to or by MICROSOFT or any manufacturer, distributor, reseller or end-user, but shall in all cases refer to the grant of "a license to use" such intellectual property.

     4.5 Intellectual Property Markings. MICROSOFT shall not alter, obscure or remove any copyright, trademark, service mark, patent, patent pending, or other proprietary rights or legal notice already contained on or in the NC8 Headset, any of the NC8 Headset Documentation or the Upgrade Brochures, any of which such notices may be revised or replaced from time to time.

     4.6  Expenses.

     (a) MICROSOFT shall be responsible for the payment of all the costs and expenses of [Confidential Treatment Requested].

     (b) ANDREA shall be responsible for the costs and expenses of [Confidential Treatment Requested].

5.    COOPERATION

      The parties shall cooperate with each other to their mutual benefit as follows:

     5.1 Web Site Links. Each of MICROSOFT and ANDREA will incorporate in its own web site a hyperlink to the other's web site for the purpose of promoting Encarta Interactive English Learning SKUs, NC8 Headsets and the Andrea Upgrade Products. In furtherance hereof, each party may use the other party's logo(s) and/or logo link(s) identified in
          Schedule 5.1 hereto, provided such use is in compliance with such other's party's logo guidelines set forth in Schedule 5.1 or any other replacement guidelines that such other party may provide to the first party from time to time during the Term of this Agreement. The MICROSOFT logo link(s) shall link back directly to a MICROSOFT URL provided to ANDREA by MICROSOFT. The ANDREA logo link(s) shall link back directly to an ANDREA URL provided to MICROSOFT by ANDREA.

     5.2 Joint Promotion. MICROSOFT and ANDREA will promote their Joint relationship contemplated hereby and the complementarity of the NC8 Headsets (and the Andrea Upgrade Products) and the Encarta Interactive English Learning SKUs through, by way of example only, press releases, trade shows agreed upon by the parties, and in relevant collateral material. Each party shall provide the other party with reasonably prior opportunity to review and comment on such press releases, trade show material and collateral material in furtherance of such promotional efforts.

     5.3  Customer Service; Returns and Product Warranty Service.

     (a) MICROSOFT shall be responsible for and shall bear [Confidential Treatment Requested]. Each party agrees to make its personnel available to the other for reasonable consultation during normal business hours and at no charge to the other.

     (b) ANDREA shall be responsible for and shall bear [Confidential Treatment Requested].

     (c) Replacements for any damaged or malfunctioning NC8 Headsets delivered to ANDREA or destroyed in accordance with clause (iii) of subsection 5.3(b) shall be received at the locations designated by MICROSOFT, its subsidiaries or appointed subcontractors, as the case may be, as promptly as commercially reasonable but not later than the [Confidential Treatment Requested] after ANDREA receives the damaged or malfunctioning NC8 Headset in respect of which such replacement is being made or, in the case of any NC8 Headset that ANDREA requests to be destroyed, ANDREA receives notice that such NC8 Headset is damaged or malfunctioning.

     (d) [Confidential Treatment Requested] shall, at its expense, during the term of this Agreement maintain a service and support organization for each of the markets set forth in Schedule 5.3(d) so that end users in any such market of the NC8 Headsets purchased hereunder may contact [Confidential Treatment Requested] or its representatives using a local or tollfree telephone number in that market for the purpose of obtaining service and support in respect of such NC8 Headsets from persons who speak the dominant language in that market as set forth in
          Schedule 5.3(d).

     5.4 Customer Names, Demographics and related Customer Database Information. Each party agrees that it will include its own end user product registration cards for its respective products contained in Encarta Interactive English Learning SKU - NC8 Headset Bundles. Each party further agrees that it will share with each other its listing of registered end users from the purchase of such product bundles. Further, each party agrees that its will not contact any of the other party's registered end users without first obtaining the approval of the other party. With respect to each party's listing of registered end users referred to in the immediately preceding sentence, without requiring either party to alter the manner in which it collects information from its customers and end users and to the extent that it is commercially reasonable, each party shall include in such listing the names, demographics and related database information obtained and/or maintained by such party in respect of such registered end users.

6.   TERM AND TERMINATION

     6.1 Term. This Agreement shall become effective on the date first written above and expire January 31, 2000 unless sooner terminated as elsewhere provided in this Agreement ("Term of this Agreement"); provided, however, that upon the mutual written agreement of the parties, this Agreement shall be extended automatically for successive twelve-month periods.

     6.2  Termination.

     (a) Either party may terminate this Agreement upon written notice to the other party in the event of any default in the payment of any money due hereunder or any material breach of this Agreement by either party hereto, if the party receiving such notice (i) fails to cure such breach within [Confidential Treatment Requested] after notice by the non-breaching party or (ii) in the case of breaches which require more than [Confidential Treatment Requested] to effect a cure, fails to commence and continue in good faith efforts to cure such breach, provided that such cure shall be effected no later than [Confidential Treatment Requested] after receipt of such notice of such breach. Any such termination shall be effective at the end of such [Confidential Treatment Requested] or [Confidential Treatment Requested], as the case may be. Waiver of any such default or material breach by either party hereto shall not be construed as limiting any right of termination for a subsequent default or material breach.

     (b) Either party may terminate this Agreement immediately upon the other party's (i) becoming insolvent, (ii) commencing or having commenced against it (without dismissal within 60 days), any bankruptcy, insolvency, liquidation, reorganization or similar proceeding under any U.S. or foreign law, (iii) making an assignment for the benefit of its creditors, (iv) admitting in writing its inability to satisfy its debts in the ordinary course of business, or (v) taking an action resulting in or directed to ceasing, on a permanent basis, its business or relevant operations.

     6.3 Effect of Termination. The expiration or termination of this Agreement shall in no event relieve Microsoft of its obligation to make any payments due and payable to ANDREA in respect of the purchase of NC8 Headsets, and shall in no event relieve ANDREA of its obligation to deliver NC8 Headset units for which MICROSOFT has rendered payment, in whole or in part. Upon the expiration or termination of this Agreement, MICROSOFT shall cease all marketing and distribution of the Encarta Interactive English Learning - NC8 Headset Bundles except in such quantities as are sufficient or necessary to fill orders received by MICROSOFT for Encarta Interactive English Learning SKUs prior to such expiration or termination as set forth below in this Section 6.3. Upon the expiration or termination of this Agreement, MICROSOFT shall have the right for a period of [Confidential Treatment Requested] to continue to bundle in Encarta Interactive English Learning SKUs NC8 Headsets that are in MICROSOFT's inventory on the date of such termination or expiration and sell during such [Confidential Treatment Requested] period such Encarta Interactive English Learning - NC8 Headset Bundles.

     6.4 Survival. Sections [Confidential Treatment Requested] shall survive any termination or expiration of this Agreement.

7.   CONFIDENTIAL INFORMATION

     7.1 Definition. In the course of the parties working together under this Agreement, each party will have occasion to acquire and/or receive from the other party and each party will have occasion to disclose to the other party information that is not public, that is of critical competitive and financial importance to the disclosing party and that the disclosing party wishes to maintain in confidence. All of such information however acquired by the receiving party, including, without limitation, trade secrets, customer lists, business plans, marketing plans, non-public financial data, product specifications and designs, the existence, nature, substance, progress and results of research and development projects, concepts, inventions, discoveries, formulations, processes, drawings, documents, records, software, correspondence between the parties relating to this Agreement, or any other information, whether similar to the specified information or not, that is identified as confidential to the disclosing party, to any parent, subsidiary or affiliate company thereof, or that under the circumstances surrounding the disclosure ought to be treated as confidential, is hereinafter referred to as such party's "Confidential Information".

     7.2 General Rule regarding Non-disclosure. Accordingly, each party in its capacity as a party receiving Confidential Information agrees on behalf of itself and its principals, partners, directors, officers, employees and advisors (collectively "Employees") that without the prior written approval of the disclosing party, it will not:

          (a) use the disclosing party's Confidential Information for its own benefit, except in connection with the carrying out of its responsibilities and obligations under this Agreement;

          (b) use the disclosing party's Confidential Information for anyone else's benefit for any reason; or

          (c) disclose the disclosing party's Confidential Information to anyone other than to those Employees with a need to know the information in order to carry out the disclosing party's responsibilities and obligations under this Agreement;

     7.3  Exceptions. The obligations of confidentiality contained in Section
          7.2 will not apply to information disclosed by a party (the "disclosing party") to the other party (the "receiving party") to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party (provided, however, that a combination of features individually in the public domain shall not fall within this exception unless the fact of such combination is also in the public domain);

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others;

          (e)  is authorized for release in writing by the disclosing party;

          (f) is developed by such party completely independently of any such received confidential information; or

          (g) that is required to be disclosed pursuant to applicable law, a court order, a judicial proceeding, or the enforcement hereof, provided that the disclosing party is provided with reasonable prior written notice so that such party may contest such disclosure.

     7.4 Return of Confidential Information. Upon the request of a party, the other party will return any of the requesting party's Confidential Information that is in tangible form and any physical manifestations of such Confidential Information, or will certify destruction of the same.

     7.5 Employees. The receiving party shall take all reasonable steps necessary to ensure that its Employees are bound by restrictions regarding the use and disclosure of the disclosing party's Confidential Information similar to those contained herein.

     7.6 Injunctive Relief. Each party understands, acknowledges and agrees that Confidential Information is of great competitive as well as monetary value and that, therefore, without waiving any other rights or remedies, each party shall have the right to bring an action to enjoin any unauthorized disclosure or use of its own Confidential Information by the other party, it being agreed that a suit for monetary damages alone would be an inadequate remedy. This section shall survive termination of this Agreement for a period of [Confidential Treatment Requested].

8.    LIMITATION OF LIABILITY AND INDEMNITY FOR INFRINGEMENT

     8.1 Limited Warranty. ANDREA warrants the NC8 Headsets to end users as provided in the written Product Warranty accompanying the NCS Headsets. All replacement copies are delivered subject to the term(s) of said Product Warranty. SUCH WARRANTIES MAY BE ASSERTED BY END USERS ONLY, AND NOT BY MICROSOFT, ITS CUSTOMERS OR ANY OTHER PERSONS OR ENTITIES OTHER THAN END USERS. ANDREA further warrants to MICROSOFT that the NC8 Headsets furnished hereunder will, at the time of delivery, confirm to the written Product Warranty accompanying such NC8 Headsets. THIS WARRANTY MAY BE ASSERTED BY MICROSOFT ONLY, AND NOT BY MICROSOFT'S CUSTOMERS OR ANY OTHER THIRD PARTY.

     8.2 No Other Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE ANDREA IP RIGHTS, THE NC8 HEADSETS, THE MICROSOFT IP RIGHTS, THE ENCARTA INTERACTIVE ENGLISH LEARNING SOFTWARE PRODUCTS AND THE ENCARTA INTERACTIVE ENGLISH LEARNING SKUS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY FURTHER HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PRACTICE OF THE ANDREA IP RIGHTS, THE MICROSOFT IP RIGHTS OR THE MANUFACTURE, USE OR SALE OF THE NC8 HEADSETS, THE ENCARTA INTERACTIVE ENGLISH LEARNING SOFTWARE PRODUCTS AND ENCARTA INTERACTIVE ENGLISH LEARNING SKUS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. Nothing contained in this Agreement shall be construed as either a warranty or representation by either party as to the validity or scope of the Andrea IP Rights or the Microsoft IP Rights. Neither party assumes any liability in respect of any infringement of any patent or other right of third parties due to the activities of the other party under this Agreement.

     8.3  ANDREA Indemnity.

          (a) ANDREA agrees to indemnify and hold MICROSOFT harmless from, and defend MICROSOFT against, any loss, cost, damage, or expense and any claims therefor (including reasonable attorney's fees and expenses) (each a "Claim") suffered by MICROSOFT that arise from the infringement or the alleged infringement by ANDREA trademarks or by the NC8 Headsets of any patent rights, copyrights or other intellectual property rights of a third party, including any claim of misappropriation of trade secrets, in any country that is a signatory to the Berne Convention.

          (b) ANDREA SHALL HAVE NO LIABILITY OR OBLIGATION HEREUNDER TO MICROSOFT WITH RESPECT TO ANY CLAIM THAT RESULTS FROM OR IS BASED ON (i) ANY IMPROVEMENTS, UPDATES, MODIFICATIONS OR OTHER CHANGES TO THE NC8 HEADSETS AFTER DELIVERY TO MICROSOFT THAT ARE NOT MADE BY ANDREA; (ii) IMPROPER USE OF THE NC8 HEADSET; OR (iii) END USER ERROR.

          (c) ANDREA SHALL HAVE NO LIABILITY OR OBLIGATION TO MICROSOFT WHERE MICROSOFT'S USE OF THE NC8 HEADSETS IS INCIDENT TO AN INFRINGEMENT NOT RESULTING FROM THE NC8 HEADSETS.

          (d) IF ANY NC8 HEADSETS BECOME, OR IN ANDREA'S OPINION IS LIKELY TO BECOME, THE SUBJECT OF A CLAIM, ANDREA AT ITS OWN OPTION AND EXPENSE SHALL EITHER (i) PROCURE FOR MICROSOFT AND/OR MICROSOFT CUSTOMERS THAT HAVE OBTAINED NC8 HEADSETS FROM MICROSOFT IN ENCARTA INTERACTIVE ENGLISH LEARNING SKUs THE RIGHT TO CONTINUE USING SUCH NC8 HEADSETS; (ii) REPLACE OR MODIFY THE NC8 HEADSETS SO THAT THEY BECOME NON-INFRINGING; OR (iii) REFUND TO MICROSOFT THE PURCHASE PRICE FOR THE NC8 HEADSETS PAID TO ANDREA TO DATE.


     8.4 MICROSOFT Indemnity. MICROSOFT agrees to indemnify and hold ANDREA harmless from, and defend ANDREA against, any loss, cost, damage, or expense and any claims therefor (including reasonable attorney's fees and expenses) suffered by ANDREA that arise from the publication, marketing, distribution and/or sale by MICROSOFT of the Encarta Interactive English Learning Software Products or the stockkeeping units containing such Encarta Interactive English Learning Software Products that are based on (i) alleged infringement by the Encarta Interactive English Learning Software Products or the stockkeeping units containing such Encarta Interactive English Learning Software Products of any patent rights, copyrights or other intellectual property rights of a third party in any country that is a signatory to the Berne Convention; or (ii) arising out of the illegal exportation by MICROSOFT or any authorized agent of MICROSOFT of any Encarta Interactive English Learning Software Product, Encarta Interactive English Learning SKU or NC8 Headset.

9.   OTHER INDEMNITY MATTERS

     9.1 NEITHER PARTY SHALL BE LIABLE OR OBLIGATED IN ANY MANNER UNDER THIS AGREEMENT TO THE OTHER FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE.

     9.2 Each party shall give the other party prompt written notice of any threat, warning or notice of any Claim of which such party has knowledge or has reason to have such knowledge and for which indemnity is provided hereunder by a party.

     9.3  If any action shall be threatened or brought against either party
          (the "Claimant") in respect to which indemnity may be sought from the other party (the "Non-Claiming Party") pursuant to the provisions of this Agreement, in order to be entitled to the indemnity hereunder, the Claimant shall promptly notify the Non-Claiming Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the Non-Claiming Party at the Non-Claiming Party's expense in all reasonable respects in connection with the defense of any such threatened or actual action. The Non-Claiming Party may, upon written notice thereof to Claimant, undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action; including the employment of counsel which shall be reasonably satisfactory to Claimant, and payment of all expenses; provided, however, that the Non-Claiming Party shall not, without the Claimant's prior written consent, settle, compromise or consent to the entry of any Judgment in any such action (whether or not the Claimant is an actual or potential party to such action), unless such settlement, compromise or consent (i) includes an unconditional release of the Claimant from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Claimant. Claimant, at its own expense, shall have the right to employ separate counsel and participate in the defense thereof. The Non-Claiming Party shall reimburse Claimant upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon (i) the final judgment of any court of competent jurisdiction, or (ii) pursuant to a bona fide compromise or settlement of claims, demands, or actions as agreed to by the Non-Claiming Party, in respect to any damages to which the foregoing relates.

10.  NOTICES

     All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof):

         IF TO MICROSOFT AT:

         Microsoft Corporation
         One Microsoft Way
         Redmond, Washington 98052-6399

     One copy marked "Attention: [Confidential Treatment Requested]; and a second copy marked "Attention: [Confidential Treatment Requested]

         IF TO ANDREA AT:

         Andrea Electronics Corporation
         45 Melville Park Road

         Melville, NY 11747

     One copy marked "Attention: [Confidential Treatment Requested]; and a second copy marked "Attention: [Confidential Treatment Requested].

11.  MISCELLANEOUS

     11.1 Entire Agreement; Amendments; Counterparts. This Agreement together with the schedules attached hereto contains the entire understanding of the parties on the subject matter hereof and no representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not expressly incorporated herein shall be binding on the parties. This Agreement together with the schedules attached hereto shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon, and inure to the benefit of, the parties and their successors, representatives, administrators and permitted assigns; and may be executed in one or more counterparts each of which shall be deemed an original hereof, but all of which shall constitute but one and the same agreement.

     11.2 Nonassignment. Except as provided in this Section 11.2, the rights and licenses granted herein are nonassignable. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating party (which may be withheld in the sole discretion of such party), except in connection with the sale of all or substantially all of a party's assets (by merger or otherwise). Each party may without such prior written consent assign or delegate to one or more of its wholly-owned subsidiaries any or all of its respective rights or obligations hereunder so long as such party remains primarily liable for the obligations to the other party set forth herein.

     11.3 Construction.

          (a) The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole. The word "including" shall mean "including, but not limited to," any enumerated items.

          (b) Each party and its counsel has reviewed this Agreement. Accordingly, the normal rule of construction that any ambiguities and uncertainties are to be resolved against the party preparing an agreement will not be employed in the interpretation of this Agreement; rather the Agreement shall be construed as if all parties had jointly prepared it.

     11.4 Waivers. A party's failure at any time to require the other party's performance of any obligation under this Agreement shall not affect such party's right to require subsequent performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, waiver or modification of the provision itself or a waiver or any modification of any right under this Agreement.

     11.5 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

     11.6 Force Majeure. Neither ANDREA nor MICROSOFT shall be in default or liable for any delay or failure of compliance with this Agreement due to an act of nature, public enemy, government action, freight embargo, or strike beyond the control of the defaulting party and the defaulting party shall provide the non-defaulting party immediate notice of any such anticipated delay or failure of compliance; provided, however, that any such act shall not relieve the defaulting party's obligations hereunder and such party hereby agrees to perform its obligations as soon as practicable after the conditions causing such delay or failure have subsided. In the event that such condition persists for a period of [Confidential Treatment Requested], either party may terminate this Agreement without liability to the other except for such obligations as have already accrued under this Agreement prior to such termination.

     11.7 Headings. The headings to sections and subsections of this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

     11.8 Governing Law; Jurisdiction. Any and all disputes, controversies or claims arising from or relating to the terms, conditions and/or provisions of this Agreement, including, without limitation, any and all such disputes, controversies or claims involving the interpretation and construction of this Agreement, shall be resolved by reference to and in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within the State of Washington.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MICROSOFT CORPORATION                        ANDREA ELECTRONICS CORPORATION

By: [Confidential Treatment Requested]       By: [Confidential Treatment Requested]
   Name:[Confidential Treatment Requested]      Name:[Confidential Treatment Requested]
   Title:[Confidential Treatment Requested]     Title:[Confidential Treatment Requested]

SCHEDULE 2.1
                              ANDREA NC8 HEADSETS

   Model No.             Product Description                Encarta Interactive
                                                          English Learning SKU

     [Confidential Treatment Requested]

SCHEDULE 2.2

                       ANDREA NAMES, MARKS AND MATERIALS

     [Confidential Treatment Requested]

SCHEDULE 2.3

                FORM OF PRODUCT WARRANTY FOR ANDREA NC8 HEADSETS

                       (See attached Consumer Guarantee)

SCHEDULE 3.1
                             FORM OF PURCHASE ORDER

     The form of Purchase Order shall include the following items: 1) the Purchase Order number, 2) the Purchase Order date, 3) the part number/description, 4) the quantity and unit price, 5) the extended price of the Purchase Order, 6) the "ship to" address, 7) the "bill to" address, 8) the anticipated Delivery date, 9) whether MICROSOFT chooses to have ANDREA manage shipping and handling services for the products covered by the Purchase Order, and 10) the appropriate contact person.

SCHEDULE 3.2
                                PRICING SCHEDULE

Product                Volume                Price per Unit       Leadtime
NC8 Headset            [Confidential Treatment Requested]
NC8 Headset            [Confidential Treatment Requested]

     In the event MICROSOFT chooses ANDREA to manage shipping and handling services, the prices above will be increased to include actual freight, applicable tariffs and handling charges currently estimated as follows: (such estimates are subject to changes in actual freight and tariff costs and, accordingly, these estimates may increase or decrease from time to time)


Destination             Method                Cost per Unit          Shipping Leadtime

--------------------------------------------------------------------------------------

[Confidential Treatment Requested]


SCHEDULE 5.3(D)

LIST OF MARKETS IN WHICH LOCAL OR TOLLFREE SERVICE IN
DOMINANT LANGUAGE WILL BE PROVIDED

[Confidential Treatment Requested]

                                  SCHEDULE 5.1

                            USING MICROSOFT LOGO(S)

1.       MICROSOFT LOGO(S):

2.       USAGE GUIDELINES:

     The following guidelines apply whenever ANDREA places a copy of the MICROSOFT Logo(s) on ANDREA's web site.

1. Except as Microsoft may authorize elsewhere, ANDREA may use only the MICROSOFT Logo(s) in accordance with the Agreement and guidelines set forth below. By signing the Agreement, ANDREA agrees to be bound by these Guidelines.

2. ANDREA may only use the Microsoft Logo on ANDREA's web site located at http://________________, and not in any other manner. It must always be an active link to MICROSOFT's web site located at http://________________ or other URL(S) as directed by MICROSOFT.

3. The MICROSOFT Logo(s) may be used only on ANDREA's web site as set forth in the Agreement. ANDREA's web site title must appear at least as prominent as the MICROSOFT Logo(s). ANDREA may not display the MICROSOFT Logo(s) in any manner that implies sponsorship, endorsement, or license by MICROSOFT.

4. The MICROSOFT Logo(s) must appear by Itself, with a minimum spacing (the height of the MICROSOFT Logo) between each side of the MICROSOFT Logo and other graphic or textual elements on ANDREA's web site. The MICROSOFT Logo(s) may not be used as a feature or design element of any other logo.

5. ANDREA may not alter the MICROSOFT Logo(s) in any manner, including size, proportions, colors, elements, etc., or animate, morph or otherwise distort its perspective or two-dimensional appearance.

6. ANDREA may not use the MICROSOFT Logos on any site that disparages MICROSOFT or its products or, services, infringes any MICROSOFT intellectual property or other rights, or violates any state, federal or international law.

7. These Guidelines do not grant a license or any other right in MICROSOFT's logos or trademarks. MICROSOFT reserves the right in its sole discretion to terminate or modify permission to use the MICROSOFT Logo(s) at any time. MICROSOFT reserves the right to take action against any use that does not conform to these policies, infringes any MICROSOFT intellectual property or other right, or violates other applicable law.

8. MICROSOFT DISCLAIMS ANY WARRANTIES THAT MAT BE EXPRESS OR IMPLIED BY LAW REGARDING THE LOGO, INCLUDING WARRANTIES AGAINST INFRINGEMENT.

                                  SCHEDULE 5.2

                              USING ANDREA LOGO(S)

1.   ANDREA LOGO(S):

2.   USAGE GUIDELINES:

     The following guidelines apply whenever MICROSOFT places a copy of the ANDREA Logo(s) on MICROSOFT's web site.

1. Except as Andrea may authorize elsewhere, MICROSOFT may use only the ANDREA Logo(s) in accordance with the Agreement and guidelines set forth below. By signing the Agreement, MICROSOFT agrees to be bound by these Guidelines.

2. MICROSOFT may only use the ANDREA Logo on MICROSOFT's web site located at http://________________, and not in any other manner. It must always be an active link to ANDREA's web site located at http://________________ or other URL(S) as directed by ANDREA.

3. The ANDREA Logo(s) may be used only on MICROSOFT's web site as set forth in the Agreement. MICROSOFT's web site title must appear at least as prominent as the ANDREA Logo(s). MICROSOFT may not display the ANDREA Logo(s) in any manner that implies sponsorship, endorsement, or license by ANDREA.

4. The ANDREA Logo(s) must appear by itself, with a minimum spacing (the height of the ANDREA Logo) between each side of the ANDREA Logo and other graphic or textual elements on MICROSOFT's web site. The ANDREA Logo(s) may not be used as a feature or design element of any other logo.

5. MICROSOFT may not alter the ANDREA Logo(s) in any manner, including size, proportions, colors, elements, etc., or animate, morph or otherwise distort its perspective or two-dimensional appearance.

6. MICROSOFT may not use the ANDREA Logos on any site that disparages ANDREA or its products or, services, infringes any ANDREA intellectual property or other rights, or violates any state, federal or international law.

7. These Guidelines do not grant a license or any other right in ANDREA's logos or trademarks. ANDREA reserves the right in its sole discretion to terminate or modify permission to use the ANDREA Logo(s) at any time. ANDREA reserves the right to take action against any use that does not conform to these policies, infringes any ANDREA intellectual property or other right, or violates other applicable law.

8. ANDREA DISCLAIMS ANY WARRANTIES THAT MAT BE EXPRESS OR IMPLIED BY LAW REGARDING THE LOGO, INCLUDING WARRANTIES AGAINST INFRINGEMENT.

CONSUMER GUARANTEE               Dear Customer:

                                 Thank you for buying this product from Andrea

                  ANDREA         PURCHASER  ________________________________
ELECTRONICS CORPORATION

                                 MODEL NO.  ________________________________

A LIST OF AUTHORIZED SERVICE     PRODUCT NO.  ________________________________
PROVIDERS IS AVAILABLE FROM:

                                 DATE OF PURCHASE  ____________________________

Andrea Electronics Corporation
11-40 45th Road                  PURCHASED FROM  ______________________________
Long Island City, NY  11101

                                 ADDRESS  ________________________________

STATEMENT OF LIMITED WARRANTY

     The warranties provided by Andrea Electronics Corporation in this Statement of Limited Warranty apply only to products you originally purchase for your use, and not for resale, from Andrea Electronics or an Andrea Electronics authorized reseller. The term "product" means an Andrea Electronics Corporation product, its features, conversions, upgrades, elements, or accessories, or any combination of them. Products are subject to these terms only if purchased in the United States or Puerto Rico, or Canada, and located in the country of purchase. If you have any questions, contact Andrea Electronics Corporation or your reseller.

     Les conditions de la garantie qui s'appliquent dans le pays ou le produit a ete achete sont disponibles aupres d'Andrea Electronics ou votre detaillant.

     Die Garantiebedingungen, die in dem Land gelten, in welchem das Gerat gekauft wird. Sind von Andrea Electronics oder lhrem Handler erhaltlich.

     Le condizioni di garanzia in vigore nel paese ove e stato acquistato il prodotto sono disposibili presso l'Andrea Electronics o il rivenditore.

     Podra obtener los terminos y las condiciones sobre las garantia aplicable en el pais de compara de Andrea Electronics o de su concessionario local.

     IN THE EVENT THAT GUARANTEE SERVICE IS REQUIRED FOR THE ANDREA ELECTRONICS PRODUCT COVERED BY THIS GUARANTEE, PLEASE RETURN IT TO THE RETAILER AUTHORIZED SERVICE STATION.

YOUR GUARANTEE

     By this Consumer Guarantee, Andrea Electronics Corporation guarantees this product to be free of defects in materials and workmanship for a period of one
(1) year (the "Guarantee Period") from and after the time of its original purchase or the time it was taken on hire purchase terms by the consumer from the retailer.

     Subject to the conditions explained below, if during the Guarantee Period the product proves to be defective due to improper materials or workmanship, Andrea Electronics' Retailer Authorized Service Stations or Authorized Servicing Dealers will without charge for labor or parts repair or, at the discretion of the distributor, replace this product or its defective parts. To contact an Andrea Electronics customer service representative from 8:00 a.m. to 8:00 p.m. EST, call (800) 707-5779 or your local Andrea Electronics reseller.

CONDITIONS

     1. The guarantee will be honored only if this Consumer Guarantee is presented together with the original invoice/cash ticket issued to the consumer by the retailer and if this Consumer Guarantee Card states the following information: (a) the purchaser's name, (b) the retailer's name and address, (c) the model name and product number of the purchased product, and (d) the date or purchase of the product. If this information has been removed or changed after the original purchase of the product by the consumer from the retailer, Andrea Electronics reserves the right to refuse guarantee service.

     2. In the event that this product needs to be adapted, change, or adjusted in order to conform to the national or local technical or safety standards in force in any country or locality other than the one for which the product was originally designed and manufactured, any such adaptation, change, or adjustment shall not be considered to be a defect in materials or workmanship for purposes of this Consumer Guarantee. No reimbursements shall be made under this Consumer Guarantee for the following: (a) any adaptation, changes, or adjustments to the product, or attempts to make the same, whether properly made or not, in order to conform to such standards,
     (b) any adaptation, changes, or adjustments to upgrade the product from its normal purpose as described in the Instruction Manual, or (c) any damage resulting from any adaptations, changes, or adjustments to the product or attempts to make the same.

     3. The Consumer Guarantee shall not cover any of the following:

         (a) periodic check-ups, maintenance and repair or replacement of parts due to normal wear and tear;

         (b) home service transport costs and other costs and risks of transport relating directly or indirectly to this Consumer Guarantee; and

         (c) damage to this product resulting from:

                  (i) abuse and misuse, including, without limitation, (a) the failure to use this product for its normal purposes or in accordance with Andrea Electronics' instructions on the proper use and maintenance of this product and (b) the installation or the use of this product in a manner inconsistent with the technical or safety standards in force in the country where the product is used;

                  (ii)     repairs done by non-Authorized Service Stations; and

                  (iii) accidents, acts of God, or any cause beyond the control of Andrea Electronics, including, without limitation, electrical storms, water, fire, public disturbances, and improper ventilation.

     4. This Consumer Guarantee does not affect the consumer's statutory rights under applicable national legislation in force, nor the consumer's rights against the retailer arising from any sales/purchase contracts between the retailer and the consumer, in the absence of applicable national legislation, this Consumer Guarantee will be the consumer's sole and exclusive remedy, and neither Andrea Electronics Corporation nor any of its subsidiaries or distributors shall be liable for any incidental or consequential damages for breach of any expressed or implied guarantee of this product.